FINAL PROSPECTUS SUPPLEMENT
Dated August 16, 2019
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-225551
(To Prospectus dated October 31, 2018
and Index Supplement dated October 31, 2018)

UBS AG $54,800 Put Spread Warrants linked to the S&P 500® Index expiring February 14, 2020

Investment Description

The put spread warrants (the “Warrants”) are cash-settled warrants issued by UBS whose return is linked to the S&P 500® Index (the “Index”). The Warrants are European-style put spread warrants that will expire worthless if the arithmetic average of the Closing Level of the Index on each of the Averaging Dates (the “Index Ending Level”) is equal to or greater than the “Strike Level”, which is equal to 95.00% of the Index Starting Level. The “Index Starting Level” is the Closing Level of the Index on the Trade Date. If the Index Ending Level is less than the Strike Level, the Warrants will be automatically exercised and you will receive a cash payment per Warrant on the Cash Settlement Payment Date equal to the Notional Amount multiplied by the lesser of (i) the Index Change and (ii) the Spread Cap Percentage, as discussed below. The “Index Change” is the quotient, expressed as a percentage, of (a) the Strike Level minus the Index Ending Level divided by (b) the Index Starting Level. The Warrants are European-style and will be automatically exercised on the Expiration Date if the Index Ending Level is less than the Strike Level; you do not have the right to exercise your Warrants prior to the Expiration Date. Investing in the Warrants involves significant risks. The Warrants are issued “out-of-the money,” meaning that the Index Ending Level must decline by more than 5.00% relative to the Index Starting Level or the Warrants will expire worthless and you will lose all of your Initial Investment in the Warrants. Even if the Index Ending Level does decline by more than 5.00%, if the decline is less than 7.74% from the Index Starting Level, you will lose a significant portion of your Initial Investment in the Warrants. Further, the Warrants are put spread Warrants and are subject to the Spread Cap Percentage of 15.00%, meaning that the Cash Settlement Amount is capped at $150.00 per Warrant and that, as a result, you will not benefit from any decline of the Index Ending Level in excess of 20.00% relative to the Index Starting Level. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless and that you will lose all of your Initial Investment in the Warrants. Any payment on the Warrants is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your Initial Investment.

Key Terms

Issuer:	UBS AG London Branch (“UBS”)
Term:	6 months
Warrants:	Cash-settled European-style put spread warrants, linked to the S&P 500® Index
Index:	S&P 500® Index
Index Sponsor:	S&P Dow Jones Indices LLC
Trade Date:	August 16, 2019
Settlement Date:	August 21, 2019
Averaging Dates:	February 10, 2020, February 11, 2020, February 12, 2020, February 13, 2020 and February 14, 2020 (which is also the Expiration Date), each subject to postponement if such day is not a Trading Day and as described under “General Terms of the Warrants — Market Disruption Events”.
Cash Settlement Payment Date:	February 20, 2020, subject to postponement if such day is not a Business Day and as described under “General Terms of the Warrants — Market Disruption Events”.
Premium/Initial Investment and Minimum Purchase:	$27.40 per Warrant, representing 2.74% of the Notional Amount per Warrant (references to “Initial Investment” shall also refer to the “Premium”), subject to a minimum purchase of 365 Warrants (for a total minimum Premium of $10,001.00).
Notional Amount:	$1,000.00 per Warrant
Automatic Exercise:	The Warrants will be automatically exercised on the Expiration Date only if the Index Ending Level is less than the Strike Level. You do not have the right to exercise your Warrants prior to the Expiration Date.
Payment upon Automatic Exercise:	If the Warrants are automatically exercised, you will receive, for each Warrant you own, the Cash Settlement Amount on the Cash Settlement Payment Date.
Cash Settlement Amount:	For each Warrant:
If the Index Ending Level is less than the Strike Level, the Warrants will be automatically exercised, and UBS will pay you a cash payment on the Cash Settlement Payment Date, calculated as follows:
Notional Amount per Warrant x the lesser of (i) the Index Change and (ii) the Spread Cap Percentage
The Warrants are issued “out-of-the money,” meaning that the Index Ending Level must decline by more than 5.00% relative to the Index Starting Level or the Warrants will not be exercised and will expire worthless on the Expiration Date causing you to lose all of your Initial Investment in the Warrants.
Index Change:	The quotient, expressed as a percentage, of (i) the Strike Level minus the Index Ending Level divided by (ii) the Index Starting Level.
Spread Cap Percentage:	15.00%
Index Starting Level:	2,888.68, which was the Closing Level of the Index on the Trade Date, as determined by the Calculation Agent.
Strike Level:	2,744.25, which is 95.00% of the Index Starting Level, as determined by the Calculation Agent.
Index Ending Level:	The arithmetic average of the Closing Level of the Index on each of the Averaging Dates, as determined by the Calculation Agent.
Options Approved Account:	In order to purchase the Warrants, you must have an options-approved account in which you are approved to purchase put options.
CUSIP / ISIN:	90281E100 / US90281E1001

You should carefully consider the risks related to an investment in the Warrants described under “Risk Factors” beginning on page S-11 before purchasing any Warrants. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Warrants. You may lose a significant portion or all of your Initial Investment in the Warrants. The Warrants will not be listed or displayed on any securities exchange or any electronic communications network.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Warrants or passed upon the adequacy or accuracy of this document, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Warrants are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price to Public(1)	Underwriting Discount(1)(2)	Proceeds to UBS AG(1)
Per Warrant	$27.40	$1.60	$25.80
Total	$54,800.00	$3,200.00	$51,600.00
(1)	Certain fiduciary accounts will pay a Premium of $25.80 per $1,000 Notional Amount of Warrants, and the placement agents, with respect to sales made to such accounts, will forgo any fees.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and its affiliates will act as placement agents for the Warrants. The placement agents will forgo fees for sales to certain fiduciary accounts. The placement agents will receive a fee equal to $1.60 per $1,000 Notional Amount of Warrants.
J.P. Morgan Securities LLC Placement Agent	UBS Investment Bank

ADDITIONAL INFORMATION ABOUT UBS AND THE WARRANTS

UBS has filed a registration statement (including a prospectus and an index supplement) with the Securities and Exchange Commission (the “SEC”) for the offering for which this prospectus supplement relates. Before you invest, you should read the prospectus dated October 31, 2018 titled “Debt Securities and Warrants”, relating to our Warrants (the “accompanying prospectus”) and the index supplement dated October 31, 2018, which contains information about certain indices to which particular categories of debt securities and warrants that we may offer, including the Warrants, may be linked (the “index supplement”) and any other documents related to the Warrants that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Our Central Index Key, or CIK, on the SEC Website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Prospectus dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm
♦	Index Supplement dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000091412118002083/ub46174419-424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to “Warrants” refer to the Put Spread Warrants linked to the S&P 500® Index expiring February 14, 2020 that are offered hereby, unless the context otherwise requires.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Warrants in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

If there is any inconsistency between the terms of the Warrants described in the accompanying prospectus, the index supplement and this document, the following hierarchy will govern: first, this document; second, the index supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Warrants prior to their issuance. In the event of any changes to the terms of the Warrants, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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TABLE OF CONTENTS

Prospectus Supplement

Prospectus Supplement Summary	S-1
Hypothetical Examples of How the Warrants Perform Upon Expiration	S-8
Hypothetical Return Profile Upon Expiration of Your Warrants	S-10
Risk Factors	S-11
Risks Related to Liquidity and Secondary Market Issues	S-13
Risks Related to General Characteristics of the Index	S-15
Hedging Activities and Conflicts of Interest	S-16
Risks Related to Taxation Issues	S-18
Description of the Index	S-19
General Terms of the Warrants	S-21
Use of Proceeds and Hedging	S-25
Material U.S. Federal Income Tax Consequences	S-26
ERISA Considerations	S-30
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	S-31
Validity of the Warrants	S-31

Index Supplement

Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
NASDAQ-100 Index®	IS-4
Russell 2000® Index	IS-10
S&P 500® Index	IS-15
Commodity Indices	IS-20
Bloomberg Commodity IndexSM	IS-20
UBS Bloomberg Constant Maturity Commodity Index Excess Return	IS-27
Non-U.S. Indices	IS-32
EURO STOXX 50® Index	IS-32
FTSETM 100 Index	IS-38
Hang Seng China Enterprises Index	IS-41
MSCI Indexes	IS-45
MSCI-EAFE® Index	IS-45
MSCI® Emerging Markets IndexSM	IS-45
MSCI® Europe Index	IS-45

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	6
UBS	7
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	32
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	55
U.S. Tax Considerations	58
Tax Considerations Under the Laws of Switzerland	69
Benefit Plan Investor Considerations	71
Plan of Distribution	73
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

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Prospectus Supplement Summary

The following is a summary of some of the key features of the Warrants, as well as a discussion of factors you should consider before purchasing the Warrants. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus.

What are the Warrants?

The put spread warrants (the “Warrants”) are cash-settled warrants issued by UBS whose return is linked to the performance of the S&P 500® Index (the “Index”). For further information concerning the Index, see “Description of the Index” herein. The Warrants are European-style put spread warrants that will expire worthless if the arithmetic average of the Closing Level of the Index on each of the Averaging Dates (the “Index Ending Level”) is equal to or greater than the “Strike Level”, which is equal to 95.00% of the Index Starting Level, and you will lose all of your Initial Investment in the Warrants. The “Index Starting Level” is the Closing Level of the Index on the Trade Date, as determined by the Calculation Agent.

If the Index Ending Level is less than the Strike Level, the Warrants will be automatically exercised and you will receive a cash payment on the Cash Settlement Payment Date equal to the Notional Amount multiplied by the lesser of (i) the Index Change and (ii) the Spread Cap Percentage, as discussed below. The “Index Change” is the quotient, expressed as a percentage, of (a) the Strike Level minus the Index Ending Level divided by (b) the Index Starting Level.

The Warrants are European-style and will be automatically exercised on the Expiration Date only if the Index Ending Level is less than the Strike Level. The Warrants will not be exercised and will expire worthless, causing you to lose all of your Initial Investment in the Warrants, if the Index Ending Level is equal to or greater than the Strike Level. Furthermore, even if the Index Ending Level does decline by more than 5.00%, you will receive a leveraged gain or incur a leveraged loss on your investment depending on whether the decrease is greater or less than 7.74% from the Index Starting Level. Neither you nor we can exercise the Warrants at any time prior to the Expiration Date.

♦	Automatic Exercise: If the Index Ending Level declines by more than 5.00% relative to the Index Starting Level, the Warrants will be automatically exercised, and for each Warrant, UBS will pay the Cash Settlement Amount on the Cash Settlement Payment Date, calculated as follows:
Cash Settlement Amount = Notional Amount × the lesser of (i) the Index Change and (ii) the Spread Cap Percentage
In this scenario, you will not benefit from any decline in the Index Ending Level of more than 20.00% relative to the Index Starting Level.
♦	Expire Worthless if Out-of-the Money: If the Index Ending Level increases, remains flat or declines by up to 5.00% relative to the Index Starting Level, the Warrants will expire worthless on the Expiration Date and you will lose all of your Initial Investment in the Warrants.
In this scenario, you will lose all of your Initial Investment and will not receive any cash payment upon expiration.

Investing in the Warrants involves significant risks. The Warrants are issued “out-of-the money,” meaning that the Index Ending Level must decline by more than 5.00% relative to the Index Starting Level or the Warrants will expire worthless and you will lose all of your Initial Investment in the Warrants. Even if the Index Ending Level does decline by more than 5.00%, if the decline is less than 7.74% from the Index Starting Level, you will lose a significant portion of your Initial Investment in the Warrants. Further, the Warrants are put spread Warrants and are subject to the Spread Cap Percentage of 15.00%, meaning that the Cash Settlement Amount is capped at $150.00 per Warrant and that, as a result, you will not benefit from any decline of the Index Ending Level in excess of 20.00% relative to the Index Starting Level. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless and that you will lose all of your Initial Investment in the Warrants. Any payment on the Warrants is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your Initial Investment. See “Risk Factors” beginning on page S-11 for risks related to an investment in the Warrants.

The “Premium” or “Initial Investment” is $27.40 per Warrant, representing 2.74% of the Notional Amount per Warrant.

The “Notional Amount” is $1,000.00 per Warrant.

The “Index Change” is the quotient, expressed as a percentage, of (i) the Strike Level minus the Index Ending Level divided by (ii) the Index Starting Level. The Index Change may be positive or negative and is calculated as follows:

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Index Change =	Strike Level – Index Ending Level
Index Starting Level

The “Spread Cap Percentage” equals 15.00%.

The “Strike Level” is 2,744.25, which is equal to 95.00% of the Index Starting Level, as determined by the Calculation Agent.

The “Index Starting Level” is 2,888.68, which is equal to the Closing Level of the Index on the Trade Date, as determined by the Calculation Agent.

The “Index Ending Level” will be equal to the arithmetic average of the Closing Level of the Index on each of the Averaging Dates, as determined by the Calculation Agent.

The “Trade Date” is August 16, 2019.

The “Settlement Date” is August 21, 2019, as described further under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein).

The “Averaging Dates” are February 10, 2020, February 11, 2020, February 12, 2020, February 13, 2020 and February 14, 2020, or if any such day is not a Trading Day, the next following Valid Date, subject to postponement in the event of a Market Disruption Event as described further under “General Terms of the Warrants — Market Disruption Events”. We also refer to February 14, 2020 as the “Expiration Date”.

The “Cash Settlement Payment Date” is February 20, 2020, or if such day is not a Business Day, the next following Business Day, subject to postponement in the event of a Market Disruption Event as described under “General Terms of the Warrants — Market Disruption Events”.

UBS Securities LLC will serve as the Calculation Agent. For more specific information on the Calculation Agent, see “General Terms of the Warrants — Role of Calculation Agent.”

The Warrants are unsubordinated, unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt obligations, with a Premium of $27.40 per Warrant, and a minimum purchase of 365 Warrants (for a total minimum Premium of $10,001.00). Purchases in excess of the minimum amount may be made in integrals of one Warrant at a Premium of $27.40 per Warrant.

For more specific information about the Warrants, see “— What are the steps to calculate the Cash Settlement Amount?” on page S-7, “— Hypothetical examples of how the Warrants perform upon Expiration” on page S-8, and “General Terms of the Warrants” beginning on page S-22.

Selected Purchase Considerations

♦	The Warrants are issued “out-of-the-money”; loss of entire investment if the Index Ending Level is equal to or greater than the Strike Level — The Warrants are issued “out-of-the money” and are intended for investors who believe the Index Ending Level will decline by more than 5.00% relative to the Index Starting Level because, otherwise, the Warrants will expire worthless and investors will lose all of their Initial Investment in the Warrants. For example, if the Index Ending Level declines by 2.00% relative to the Index Starting Level you will incur a total loss of your investment. Furthermore, even if the Index Ending Level does decline by more than 5.00%, you will receive a leveraged gain or incur a leveraged loss on your investment depending on whether the decrease is greater or less than 7.74% from the Index Starting Level. For example, based on the foregoing, if the Index Ending Level declines by 6.00% relative to the Index Starting Level, you will receive a Cash Settlement Amount of $10.00, representing a leveraged net loss of $17.40 per Warrant. Any payment on the Warrants is subject to the creditworthiness of UBS.
♦	Cash settlement amount is capped based on Spread Cap Percentage — The Warrants provide the opportunity to earn a return, if any, based on the Notional Amount rather than the Premium, through a leveraged investment from possible decreases in the level of the Index in excess of the Strike Level, subject to the Spread Cap Percentage. The Warrants are put spread Warrants and are subject to the Spread Cap Percentage of 15.00%, meaning that the Cash Settlement Amount, if any, is capped at $150.00 per Warrant. Thus the Warrants are intended for investors who believe that the Index Ending Level will decline by more than 7.74% but by no more than 20.00% relative to the Index Starting Level.

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♦	The return on the Warrants will be based on the Closing Level of the Index on each Averaging Date — The Calculation Agent will determine whether the Warrants will expire worthless or be automatically exercised on the Expiration Date, and will determine the Cash Settlement Amount, if any, based only on the Index Ending Level. You will benefit only from any decrease in the Index Ending Level relative to the Index Starting Level as the Cash Settlement Amount is based on the Closing Level of the Index on each Averaging Date. As a result, your return on the Warrants may be lower than if your return was based on the Closing Level on another day or period during the term of the Warrants or based solely on the Closing Level of the Index on the Expiration Date.
♦	Automatic exercise; worthless expiration — The Warrants will be automatically exercised or will expire worthless on the Expiration Date and are not exercisable at your discretion.
♦	Minimum purchase — Minimum purchase of 365 Warrants (for a total minimum Premium of $10,001.00).
♦	Options-approved account — You must have an options-approved account in which you are approved to purchase put options.
♦	Tax consequences — Pursuant to the terms of the Warrants, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Warrants as prepaid derivative contracts (including, potentially, as options) for U.S. federal income tax purposes. If your Warrants are so treated, you should recognize gain or loss upon the taxable disposition of your Warrants in an amount equal to the difference between the amount that you realize and your tax basis in your Warrants. Such gain or loss should be short-term capital gain or loss. In general, your tax basis in a Warrant should be equal to the amount you paid to acquire the Warrant. The deductibility of capital losses is subject to limitations. Prior to the taxable disposition of your Warrants, you should generally not recognize any taxable income, gain or loss in respect of your Warrants. You are urged to review carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and consult your tax advisor concerning your tax situation.

What are some of the risks of the Warrants?

An investment in the Warrants involves significant risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” beginning on page S-11.

♦	Warrants are issued “out-of-the-money” —The Warrants are issued “out-of-the money,” meaning that the Index Ending Level must decline by more than 5.00% relative to the Index Starting Level or the Warrants will expire worthless and you will lose all of your Initial Investment in the Warrants. This feature increases the risk of a substantial or total loss on your Initial Investment in the Warrants.
♦	Risk of loss even if the Warrants have value on the Expiration Date — Even if the Warrants have value on the Expiration Date, if the decline of the Index Ending Level relative to the Index Starting Level is less than 7.74%, you will lose a significant portion of your Initial Investment in the Warrants. Any payment on the Warrants is subject to the creditworthiness of UBS.
♦	Capped leveraged short exposure — The Warrants are put spread Warrants and are subject to the Spread Cap Percentage of 15.00%, meaning that the Cash Settlement Amount is capped at $150.00 per Warrant and you will not benefit from any decline in the Index Ending Level in excess of 20.00% relative to the Index Starting Level.
♦	The return on the Warrants will be based on the Closing Level of the Index on each Averaging Date — The Calculation Agent will determine whether the Warrants will expire worthless or be automatically exercised on the Expiration Date, and will determine the Cash Settlement Amount, if any, based only on the Index Ending Level. You will benefit only from any decrease in the Index Ending Level relative to the Index Starting Level as the Cash Settlement Amount is based on the Closing Level of the Index on each Averaging Date. As a result, your return on the Warrants may be lower than if your return was based on the Closing Level on another day or period during the term of the Warrants or based solely on the Closing Level of the Index on the Expiration Date.
♦	The Warrants will be automatically exercised on the Expiration Date — The Warrants will be automatically exercised on the Expiration Date only if the Index Ending Level declines by more than 5.00% relative to the Index Starting Level or the Warrants will expire worthless and you will lose all of your Initial Investment in the Warrants. Neither you nor we can exercise the Warrants at any time prior to the Expiration Date. Accordingly, unless you sell the Warrants prior to the Expiration Date, you will not be able to capture any beneficial changes in the level of the Index prior to the Expiration Date. Further, you do not have a choice as to whether the Warrants will be automatically exercised on the Expiration Date. Accordingly, you will not be able to benefit from any decrease in the Closing Level of the Index that occurs on any Averaging Date other than on the Expiration Date.

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♦	The Warrants are not standardized options issued by the Options Clearing Corporation — The Warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the SEC. The Warrants are unsubordinated, unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt. Thus, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect from a clearing member’s failure, purchasers of Warrants must look solely to UBS for performance of its obligations to pay the Cash Settlement Amount, if any, upon expiration of the Warrants. Further, the secondary market for the Warrants, if any, will not be as liquid as the market for OCC standardized options and therefore, sales of the Warrants prior to the Expiration Date might result in a price that is at a discount to the theoretical value of the Warrants based on the then prevailing level of the Index and other factors as discussed below under “— Price of Warrants prior to the Expiration Date”.
♦	The Warrants are suitable only for investors with options-approved accounts — The Warrants will be sold only to investors with options-approved accounts approved for the purchase of put options. Investors considering purchasing the Warrants should be experienced with respect to options and options transactions generally and put options specifically, and reach an investment decision only after carefully considering, with their advisors, the suitability of the Warrants in light of their particular circumstances.
♦	Market risk — The return on the Warrants, which may be negative, is directly linked to the performance of the Index and indirectly linked to the value of the equity securities constituting the Index (the “Index Constituent Stocks”). The level of the Index can rise or fall sharply due to factors specific to the Index or its Index Constituent Stocks, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. In addition, the Warrants have an increased sensitivity to market risk. Because your investment in the Warrants provides for leveraged short exposure to the Index, changes in the level of the Index (both positive and negative) will have a greater impact on the value of the Warrants prior to the Expiration Date and the Cash Settlement Amount, if any, on your Warrants on the Expiration Date.
♦	The time remaining to the Expiration Date may adversely affect the market value of the Warrants — A portion of the market value of a warrant at any time depends on the level of the Index at such time relative to the Strike Level and is known as the “intrinsic value” of the Warrant. If the level of the Index is less than the Strike Level at any time, the Warrant is considered “in-the-money”; whereas, if the level of the Index is greater than the Strike Level at any time, the Warrant is considered “out-of-the money.” As the Warrants are issued out-of-the money, the intrinsic value of the Warrant at the Trade Date (and any other date that the level of the Index is less than the Strike Level) is zero. However, if the Warrant is in-the-money at any time, the intrinsic value of the Warrant will be positive (as limited by the Spread Cap Percentage). Another portion of the market value of a warrant at any time prior to expiration depends on the length of time remaining until the Expiration Date and is known as the “time value” of the warrant. At the Trade Date, the time value of the warrant represents its entire value; thereafter, the time value generally diminishes until, at expiration, the time value of the warrant is zero. Assuming all other factors are held constant, the risk that the Warrants will expire worthless will increase the more the level of the Index increases above the Strike Level and the shorter the time remaining until the Expiration Date. Therefore, the market value of the Warrants will reflect both the rise and decline in the level of the Index and the time remaining to the Expiration Date, among other factors. See also “Risk Factors — Risks Related to Liquidity and Secondary Market Issues” below.
♦	Owning the Warrants is not the same as taking a short position in the Index Constituent Stocks — The return on your Warrants may not reflect the return you would realize if you actually took a short position in the Index or Index Constituent Stocks. For instance, a hypothetical short position in the Index or the Index Constituent Stocks would not have a return that is limited by the Spread Cap Percentage and is likely to have tax consequences that are different from an investment in the Warrants. The return on a hypothetical short position in the Index or Index Constituent Stocks would also depend primarily upon the relative decline or increase in the level of such Index or Index Constituent Stocks during the term of the Warrants, and not on whether the Warrants are automatically exercised or, if the Warrants are automatically exercised, whether the decline of the Index Ending Level from the Strike Level will result in a positive return on your Initial Investment.

In addition, you will not have to make payments with respect to any dividend payments or other distributions during the term of the Warrants, and any such dividends or distributions will not be factored into the determination of whether the Warrants will be automatically exercised or the calculation of the Cash Settlement Amount, if any. Additionally, if you owned a short position in the Index Constituent Stocks you could receive certain interest payments (the short interest rebate) from the entity that lends you the Index Constituent Stocks for your short sale.

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♦	No assurance that the investment view implicit in the Warrants will be successful — It is impossible to predict whether and the extent to which the level of the Index will rise or fall. There can be no assurance that the Index Ending Level will be less than the Index Starting Level by more than 5.00%. There can also be no assurance that the Index Ending Level will decline by 7.74% or more relative to the Index Starting Level and consequently, whether the decline of the Index Ending Level will result in a positive return on your Initial Investment. The level of the Index will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the Index Constituent Stocks (each, an “Index Constituent Stock Issuer”). You should be willing to accept the risks associated with the relevant markets tracked by the Index and the Index Constituent Stocks, and the risk of losing a significant portion or all of your Initial Investment.
♦	No interest payments — UBS will not pay any interest with respect to the Warrants.
♦	There may be little or no secondary market for the Warrants — The Warrants will not be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Warrants may not develop. UBS Securities LLC and other affiliates of UBS intend, but are not required, to make a market in the Warrants and may stop making a market at any time. The price, if any, at which you may be able to sell your Warrants prior to the Expiration Date could be at a substantial discount from the Premium and to the intrinsic value of the Warrants and, as a result, you may suffer substantial losses.
♦	Credit risk of UBS — The Warrants are unsubordinated, unsecured contractual obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Warrants, including any repayment of your Initial Investment, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Warrants. In the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Warrants and you could lose all of your Initial Investment.
♦	Price of Warrants prior to the Expiration Date — The market price of the Warrants will be influenced by many unpredictable and interrelated factors, including the level of the Index; the volatility of the Index; any dividends paid on the Index Constituent Stocks; the time remaining to the Expiration Date of the Warrants; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
♦	Impact of fees on the secondary market price of the Warrants — Generally, the price of the Warrants in the secondary market is likely to be lower than the Premium because the Premium includes, and secondary market prices are likely to exclude, the underwriting discount, hedging costs, issuance costs and projected profits. Furthermore, assuming no change in market conditions or any other relevant factors after purchase of the Warrants, the Warrants will be subject to a decline in value over time (generally known as time decay).
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any Index Constituent Stocks and/or listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Index or the Index Constituent Stocks, may adversely affect the performance of the Index and, therefore, the market value of, and any amount payable on, the Warrants.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the Index Constituent Stock Issuers or trading activities related to the Index or any Index Constituent Stock, which may present a conflict between the interests of UBS and you, as a holder of the Warrants. There are also potential conflicts of interest between you and the Calculation Agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The Calculation Agent will determine the Closing Level of the Index on each Averaging Date, the Index Ending Level, whether the Warrants will expire worthless and the Cash Settlement Amount, if any. The Calculation Agent can also postpone the determination of the Closing Level on any Averaging Date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Warrants, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Warrants. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Warrants and the Index to which the Warrants are linked.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Warrants are uncertain. You are urged to consult your tax advisor about your own tax situation and to read “Material U.S. Federal Income Tax Consequences” herein.

S-5

The Warrants generally may be a suitable investment for you if:

♦	You are approved for trading options with your broker-dealer, including the purchase of put options.
♦	You fully understand the risks inherent in an investment in the Warrants, including the risks of trading put options and seek leveraged short exposure to the Index.
♦	You fully understand that the Warrants are out-of-the money on the Trade Date.
♦	You understand and accept that if the Index Ending Level is equal to or greater than the Strike Level, the Warrants will expire worthless resulting in a loss of all of your Initial Investment.
♦	You understand and accept that your potential return is limited by the predetermined Spread Cap Percentage and you believe that the Index is unlikely to decrease by more than 20.00% relative to the Index Starting Level.
♦	You fully understand the Warrants are leveraged investments that involve a high degree of risk that may result in a loss of a significant portion of your Initial Investment even if the Warrants have value on the Expiration Date.
♦	You believe the level of the Index will decline from the Index Starting Level to the Index Ending Level by more than 7.74% but by no more than 20.00% relative to the Index Starting Level.
♦	You are willing to invest in the Warrants based on the Premium and Notional Amount indicated on the cover hereof.
♦	You can tolerate a loss of a significant portion or all of your Initial Investment.
♦	You seek increased sensitivity to the market risk of the Index and can tolerate fluctuations in the price of the Warrants prior to the Expiration Date that will far exceed the fluctuations in the level of the Index.
♦	You do not seek current income from your investment.
♦	You understand and are willing to accept the risks associated with the Index.
♦	You are willing to hold the Warrants until the Expiration Date and accept that there may be little or no secondary market for the Warrants.
♦	You are willing to assume the credit risk of UBS for all payments under the Warrants, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of your Initial Investment.

The Warrants generally may not be a suitable investment for you if:

♦	You are not approved for trading options with your broker-dealer, including the purchase of put options.
♦	You do not fully understand the risks inherent in an investment in the Warrants, including the risks of trading put options or you do not seek leveraged short exposure to the Index.
♦	You do not understand that the Warrants are out-of-the money on the Trade Date.
♦	You do not understand or cannot accept that if the Index Ending Level is equal to or greater than the Strike Level, the Warrants will expire worthless resulting in a loss of all of your Initial Investment.
♦	You do not understand and/or accept that your potential return is limited by the predetermined Spread Cap Percentage or you believe that the Index is likely to decrease by more than 20.00% relative to the Index Starting Level.
♦	You do not fully understand the Warrants are leveraged investments that involve a high degree of risk that may result in a loss of a significant portion of your Initial Investment even if the Warrants have value on the Expiration Date.
♦	You require an investment designed to provide a full return of your Initial Investment after the Expiration Date.
♦	You believe the level of the Index will appreciate from the Index Starting Level to the Index Ending Level or that the Index Ending Level will decline by less than 7.74% or by more than 20.00% relative to the Index Starting Level.
♦	You are not willing to invest in the Warrants based on the Premium or Notional Amount indicated on the cover hereof.
♦	You do not seek increased sensitivity to the market risk of the Index and cannot tolerate fluctuations in the price of the Warrants prior to the Expiration Date that will far exceed the downside fluctuations in the level of the Index.
♦	You seek current income from this investment.
♦	You do not understand or are not willing to accept the risks associated with the Index.
♦	You are unable or unwilling to hold the Warrants to the Expiration Date or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Warrants.

The suitability considerations identified above are not exhaustive. Whether or not the Warrants are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisors have carefully considered the suitability of an investment in the Warrants in light of your particular circumstances. You should also review carefully the “Risk Factors” beginning on page S-11 of this prospectus supplement.

S-6

What are the steps to calculate the Cash Settlement Amount?

Set forth below is an explanation of the steps necessary to calculate the Cash Settlement Amount.

Step 1: Calculate the Index Ending Level

The Index Ending Level is the arithmetic average of the Closing Level of the Index on each Averaging Date, as determined by the Calculation Agent.

Step 2: Calculate the Index Change

The Index Change is the quotient, expressed as a percentage, of (i) the Strike Level minus the Index Ending Level divided by (ii) the Index Starting Level. Expressed as a formula:

Index Change =	Strike Level – Index Ending Level
Index Starting Level

Step 3: Determine if the Warrants will be automatically exercised or will expire worthless

♦	Automatic Exercise: If the Index Ending Level declines by more than 5.00% relative to the Index Starting Level, the Warrants will be automatically exercised for the Cash Settlement Amount.
♦	Expire Worthless if Out-of-the Money: If the Index Ending Level increases, remains flat or declines by up to 5.00% relative to the Index Starting Level, the Warrants will expire worthless on the Expiration Date and you will lose all of your Initial Investment in the Warrants.

In this scenario, you will lose all of your Initial Investment and will not receive any cash payment upon expiration.

Step 4: If the Warrants are Automatically Exercised, calculate the Cash Settlement Amount

If the Warrants are automatically exercised, UBS will pay for each Warrant the Cash Settlement Amount on the Cash Settlement Payment Date, calculated as follows:

Cash Settlement Amount = Notional Amount × the lesser of (i) the Index Change and (ii) the Spread Cap Percentage

Investing in the Warrants involves significant risks. The Warrants are issued “out-of-the money,” meaning that the Index Ending Level must decline by more than 5.00% relative to the Index Starting Level or the Warrants will expire worthless and you will lose all of your Initial Investment in the Warrants. Even if the Index Ending Level does decline by more than 5.00%, if the decline is less than 7.74% from the Index Starting Level, you will lose a significant portion of your Initial Investment in the Warrants. Further, the Warrants are put spread Warrants and are subject to the Spread Cap Percentage of 15.00%, meaning that the Cash Settlement Amount is capped at $150.00 per Warrant and that, as a result, you will not benefit from any decline of the Index Ending Level in excess of 20.00% relative to the Index Starting Level. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless and that you will lose all of your Initial Investment in the Warrants. Any payment on the Warrants is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your Initial Investment. See “Risk Factors” beginning on page S-11 for risks related to an investment in the Warrants.

S-7

Hypothetical Examples of How the Warrants Perform Upon Expiration

The examples below are provided for illustrative purposes only and are purely hypothetical. The actual terms of the Warrants will be specified in the final prospectus supplement. The below examples do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Index relative to the Strike Level and the amounts may be rounded for ease of analysis. We cannot predict the Index Ending Level, which is based on the Closing Level of the Index on each Averaging Date. You should not take these examples as an indication or assurance of the expected performance of the Index. The actual terms for the Warrants are specified on the cover hereof.

Assumptions for Hypothetical Examples and Hypothetical Return Profile:

Term:		6 Months
Premium:		$27.40 per Warrant, representing 2.74% of the Notional Amount per Warrant.
Notional Amount:		$1,000.00 per Warrant.
Automatic Exercise:		The Warrants will be automatically exercised on the Expiration Date only if the Index Ending Level is less than the Strike Level. You do not have the right to exercise your Warrants prior to the Expiration Date.
Payment upon Automatic Exercise:

If the Warrants are automatically exercised, you will receive the Cash Settlement Amount per Warrant, where:

Cash Settlement Amount = Notional Amount x the lesser of (i) the Index Change and (ii) the Spread Cap Percentage

	Index Change =	Strike Level – Index Ending Level
Index Starting Level
Spread Cap Percentage:		15.00%.
Index Starting Level:		2,800.
Strike Level:		2,660, which is 95.00% of the Index Starting Level.

Example 1: The Index Ending Level is 2,660, a 5.00% decrease from the Index Starting Level.

Because the Index Ending Level is equal to or greater than the Strike Level, your Warrant will expire worthless, resulting in a loss of all of your Initial Investment in the Warrant. This example demonstrates that the Warrants are issued out-of-the-money relative to the Index Starting Level.

Example 2: The Index Ending Level is 2,632, a 6.00% decrease from the Index Starting Level.

Because the Index Ending Level is less than the Strike Level, your Warrant will be automatically exercised and your Cash Settlement Amount will be calculated as follows:

Cash Settlement Amount = Notional Amount × the lesser of (i) the Index Change and (ii) the Spread Cap Percentage = $1,000.00 × 1.00% = $10.00

This example illustrates that a 6.00% decrease in the Index Ending Level relative to the Index Starting Level will result in a Cash Settlement Amount of $10.00 for each Warrant. In this scenario, the corresponding loss on your Initial Investment in the Warrants is approximately 63.504%.

Example 3: The Index Ending Level is 2,604, a 7.00% decrease from the Index Starting Level.

Because the Index Ending Level is less than the Strike Level, your Warrant will be automatically exercised and your Cash Settlement Amount will be calculated as follows:

Cash Settlement Amount = Notional Amount × the lesser of (i) the Index Change and (ii) the Spread Cap Percentage = $1,000.00 × 2.00% = $20.00

This example illustrates that a 7.00% decrease in the Index Ending Level relative to the Index Starting Level will result in a Cash Settlement Amount of $20.00 for each Warrant. In this scenario, the corresponding loss on your Initial Investment in the Warrants is approximately 27.007%.

Example 4: The Index Ending Level is 2,583.28, a 7.74% decrease from the Index Starting Level.

Because the Index Ending Level is less than the Strike Level, your Warrant will be automatically exercised and your Cash Settlement Amount will be calculated as follows:

S-8

Cash Settlement Amount = Notional Amount × the lesser of (i) the Index Change and (ii) the Spread Cap Percentage = $1,000.00 × 2.74% = $27.40

This example illustrates that a 7.74% decrease in the Index Ending Level relative to the Index Starting Level will result in a Cash Settlement Amount of $27.40 for each Warrant, equal to the Premium paid per Warrant. In this scenario, the corresponding return on your Initial Investment in the Warrants is 0.00%.

Example 5: The Index Ending Level is 2,380, a 15.00% decrease from the Index Starting Level.

Because the Index Ending Level is less than the Strike Level, your Warrant will be automatically exercised and your Cash Settlement Amount will be calculated as follows:

Cash Settlement Amount = Notional Amount × the lesser of (i) the Index Change and (ii) the Spread Cap Percentage = $1,000.00 × 10.00% = $100.00

This example illustrates that a 15.00% decrease in the Index Ending Level relative to the Index Starting Level will result in a Cash Settlement Amount of $100.00 for each Warrant. In this scenario, the corresponding return on your Initial Investment in the Warrants is approximately 264.964%.

Example 6: The Index Ending Level is 2,100, a 25.00% decrease from the Index Starting Level.

Because the Index Ending Level is less than the Strike Level but the Index Change is greater than the Spread Cap Percentage, your Warrant will be automatically exercised and your payment upon expiration will be calculated as follows:

Cash Settlement Amount = Notional Amount × the lesser of (i) the Index Change and (ii) the Spread Cap Percentage = $1,000.00 × 15.00% = $150.00

This example illustrates that a 25.00% decrease in the Index Ending Level relative to the Index Starting Level will result in the capped maximum Cash Settlement Amount of $150.00 for each Warrant. In this scenario, the corresponding return on your Initial Investment in the Warrants is approximately 447.445%. Because of the Spread Cap Percentage, you will not have participated fully in the decrease in the Index Ending Level relative to the Index Starting Level.

Example 7: The Index Ending Level is 2,940, a 5.00% increase from the Index Starting Level.

Because the Index Ending Level is equal to or greater than the Strike Level, the Warrants will expire worthless, resulting in a loss of all of your Initial Investment in the Warrants. This example demonstrates that the Warrants are issued out-of-the-money relative to the Index Starting Level.

S-9

Hypothetical Return Profile Upon Expiration of Your Warrants

Any table, chart or calculation showing hypothetical payment amounts in this prospectus supplement is provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical Index Ending Levels could have on your payment on the Cash Settlement Payment Date, as calculated in the manner described herein. Such hypothetical table, chart or calculation is based on levels for the Index that may not be achieved and on assumptions regarding terms of the Warrants as specified under “Hypothetical Examples of How the Warrants Perform Upon Expiration”; the actual terms of the Warrants are specified on the cover hereof. Amounts may also be rounded for ease of analysis.

As calculated herein, the hypothetical payment amounts on your Warrants on the Cash Settlement Payment Date may bear little or no relationship to the actual market value of your Warrants on that date or at any other time, including any time over the term of the Warrants that you might wish to sell your Warrants. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in your Warrants, since the financial return will be affected by various factors, including taxes, which the hypothetical information does not take into account. Moreover, whatever the financial return on your Warrants might be, it may bear little relation to—and may be much less than—the financial return that you might achieve were you to invest in a short position on the Index or the Index Constituent Stocks. The factors listed under “Risk Factors —Owning the Warrants is not the same as owning a short position in the Index Constituent Stocks”, among others, may cause the financial return on your Warrants to differ from the financial return you would receive by investing in a short position on the Index or the Index Constituent Stocks.

We describe various risk factors that may affect the market value of the Warrants, and the unpredictable nature of that market value, under “Risk Factors” beginning on page S-11 of this prospectus supplement.

We cannot predict the levels of the Index during the term of your Warrants or, therefore, whether the Index Ending Level will be less than the Strike Level or whether the Index Change will be greater than the Spread Cap Percentage. Moreover, the assumptions we make in connection with any hypothetical information herein may not reflect actual events. Consequently, that information may give little or no indication of the Cash Settlement Amount (if any) that may be delivered in respect of your Warrants on the Cash Settlement Payment Date, nor should it be viewed as an indication of the financial return on your Warrants or of how that return might compare to the financial return if you were to invest in a short position on the Index or the Index Constituent Stocks.

Index Ending Level	Percentage Change from the Index Starting Level	Index Change	Cash Settlement Amount	Cash Settlement Amount minus Premium	Cash Settlement Amount minus Premium as Percentage Return on Premium
1,260.00	-55.00%	50.00%	$150.00	$122.60	447.445%
1,540.00	-45.00%	40.00%	$150.00	$122.60	447.445%
1,820.00	-35.00%	30.00%	$150.00	$122.60	447.445%
1,960.00	-30.00%	25.00%	$150.00	$122.60	447.445%
2,100.00	-25.00%	20.00%	$150.00	$122.60	447.445%
2,240.00	-20.00%	15.00%	$150.00	$122.60	447.445%
2,310.00	-17.50%	12.50%	$125.00	$97.60	356.204%
2,380.00	-15.00%	10.00%	$100.00	$72.60	264.964%
2,450.00	-12.50%	7.50%	$75.00	$47.60	173.723%
2,520.00	-10.00%	5.00%	$50.00	$22.60	82.482%
2,583.28	-7.74%	2.74%	$27.40	$0.00	0.000%
2,604.00	-7.00%	2.00%	$20.00	-$7.40	-27.007%
2,632.00	-6.00%	1.00%	$10.00	-$17.40	-63.504%
2,660.00	-5.00%	0.00%	$0.00	-$27.40	-100.000%
2,730.00	-2.50%	-2.50%	$0.00	-$27.40	-100.000%
2,800.00	0.00%	-5.00%	$0.00	-$27.40	-100.000%
2,940.00	5.00%	-10.00%	$0.00	-$27.40	-100.000%
3,220.00	15.00%	-20.00%	$0.00	-$27.40	-100.000%
3,500.00	25.00%	-30.00%	$0.00	-$27.40	-100.000%

S-10

Risk Factors

The return on the Warrants is linked to the performance of the S&P 500® Index (the “Index”). The Warrants provide the opportunity to earn a return, if any, based on the Notional Amount rather than the Premium, through a leveraged investment from possible decreases in the level of the Index and will depend on the amount by which the Index Ending Level is less than the Strike Level, subject to the Spread Cap Percentage. Investing in the Warrants is not equivalent to, and will not reflect the return you would realize from, taking a short position in the Index or the constituent stocks. This section describes the most significant risks relating to the Warrants. We urge you to read the following information about these risks, together with the other information in this prospectus supplement, the index supplement and the accompanying prospectus before investing in the Warrants.

The Warrants are issued “out-of-the money,” meaning that the Index Ending Level must decline by more than 5.00% relative to the Index Starting Level or the Warrants will expire worthless, which would result in a loss of all of your Initial Investment in the Warrants and you may lose a significant portion of your Initial Investment even if the Warrants have value on the Expiration Date.

The Warrants are leveraged investments that involve a high degree of risk, which may result in the Warrants expiring worthless. The Warrants are issued “out-of-the money,” meaning that the Index Ending Level must decline by more than 5.00% relative to the Index Starting Level or the Warrants will not be exercised and will expire worthless, and you will lose all of your Initial Investment in the Warrants. Even if the Index Ending Level does decline by more than 5.00%, if the decline is less than 7.74% from the Index Starting Level, you will lose a significant portion of your Initial Investment in the Warrants. This feature increases the risk of a substantial or total loss of your Initial Investment in the Warrants. Any payment on the Warrants is subject to the creditworthiness of UBS.

The Cash Settlement Amount is capped based on the Spread Cap Percentage.

The Warrants are put spread Warrants and are subject to the Spread Cap Percentage of 15.00%, meaning that you will not benefit from any decline in the level of the Index in excess of 20.00% relative to the Index Starting Level. The Cash Settlement Amount, if any, is capped by the Spread Cap Percentage of 15.00%, which equates to $150.00 per Warrant. Thus, the Warrants are intended for investors who believe that the Index Ending Level will decline by more than 7.74% but by no more than 20.00% relative to the Index Starting Level.

The return on the Warrants will be based on the Closing Level of the Index on each Averaging Date.

The Calculation Agent will determine whether the Warrants will expire worthless or be automatically exercised on the Expiration Date and the Cash Settlement Amount, if any, will be based only on the Index Ending Level. You will benefit only from any decrease in the Index Ending Level relative to the Index Starting Level as the Cash Settlement Amount is based on the Closing Level of the Index on each Averaging Date. As a result, your return on the Warrants may be lower than if your return was based on the Closing Level on another day or period during the term of the Warrants or based solely on the Closing Level of the Index on the Expiration Date.

The Warrants will be automatically exercised on the Expiration Date.

The Warrants will be automatically exercised on the Expiration Date only if the Index Ending Level declines by more than 5.00% relative to the Index Starting Level or the Warrants will expire worthless and you will lose all of your Initial Investment in the Warrants. Neither you nor we can exercise the Warrants at any time prior to the Expiration Date. Accordingly, unless you sell the Warrants prior to the Expiration Date, you will not be able to capture any beneficial changes in the level of the Index prior to the Expiration Date. Further, you do not have a choice as to whether the Warrants will be automatically exercised on the Expiration Date. Accordingly, you will not be able to benefit from any decrease in the Closing Level of the Index that occurs on any Averaging Date other than on the Expiration Date.

The Warrants are not standardized options issued by the Options Clearing Corporation.

The Warrants are not standardized options of the type issued by the OCC, a clearing agency regulated by the SEC. The Warrants are unsubordinated, unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt. Thus, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect from a clearing member’s failure, purchasers of Warrants must look solely to UBS for performance of its obligations to pay the Cash Settlement Amount, if any, upon expiration of the Warrants. Further, the secondary market for the Warrants, if any, will not be as liquid as the market for OCC standardized options and therefore, sales of the Warrants prior to the Expiration Date might result in a price that is at a discount to the theoretical value of the Warrants based on the then prevailing level of the Index and other factors as discussed further below under “— Risks Related to Liquidity and Secondary Market Issues”.

S-11

The Warrants are suitable only for investors with options-approved accounts.

We are requiring that Warrants be sold only to investors with options-approved accounts approved for the purchase of put options. Investors considering purchasing the Warrants should be experienced with respect to options and options transactions and reach an investment decision only after carefully considering, with their advisors, the suitability of the Warrants in light of their particular circumstances.

The Warrants are subject to increased market risk of the Index.

The return on the Warrants, which may be negative, is directly linked to the performance of the Index and indirectly linked to the value of the Index Constituent Stocks. The level of the Index can rise or fall sharply due to factors specific to the Index or its Index Constituent Stocks, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. In addition, the Warrants have an increased sensitivity to market risk. Because your investment in the Warrants provides for leveraged short exposure to the Index, changes in the level of the Index (both positive and negative) will have a greater impact on the value of the Warrants prior to the Expiration Date, and the Cash Settlement Amount, if any, on your Warrants on the Expiration Date.

The time remaining to the Expiration Date may adversely affect the market price of the Warrants.

A portion of the market value of the Warrants at any time depends on the level of the Index at such time relative to the Strike Level and is known as the “intrinsic value” of the Warrant. If the level of the Index is less than the Strike Level at any time, the Warrants would be considered “in-the-money”, whereas, if the Closing Level of the Index is greater than the Strike Level at any time, the Warrants would be considered “out-of-the money.” As the Warrants will be issued out-of-the money, the intrinsic value of the Warrants on the Trade Date (and any other date that the level of the Index is greater than the Strike Level) is zero. However, if the Warrants are in-the-money at any time, the intrinsic value of the Warrants will be positive (as limited by the Spread Cap Percentage). Another portion of the market value of a warrant at any time prior to expiration depends on the length of time remaining until the Expiration Date and is known as the “time value” of the warrant. On the Trade Date, the time value of the Warrants represents their entire value; thereafter, the time value generally diminishes until, at expiration, the time value of the Warrants is zero. Assuming all other factors are held constant, the risk that the Warrants will expire worthless will increase the more the level of the Index increases above the Strike Level and the shorter the time remaining until the Expiration Date. Therefore, the market value of the Warrants will reflect both the rise and decline in the level of the Index and the time remaining to the Expiration Date, among other factors. See also “— Risks Related to Liquidity and Secondary Market Issues” below.

Owning the Warrants is not the same as owning a short position in the Index Constituent Stocks.

The return on your Warrants will not reflect the return you would realize if you actually took a short position in the Index or the Index Constituent Stocks and held such investments for a similar period because:

♦	a short position in the Index or the Index Constituent Stocks would not have a return that is limited by the Spread Cap Percentage;
♦	a short position in the Index or the Index Constituent Stocks is likely to have tax consequences that are different from an investment in the Warrants;
♦	the return on a short position in the Index or Index Constituent Stocks would depend primarily upon the relative decrease or increase in the level of such Index or Index Constituent Stocks during the term of the Warrants, and not on whether the Warrants are automatically exercised or, if the Warrants are automatically exercised, whether the decline of the Index Ending Level from the Strike Level will result in a positive return on your Initial Investment;
♦	you will not have to make payments with respect to any dividend payments or other distributions during the term of the Warrants, and any such dividends or distributions will not be factored into the determination of whether the Warrants will be automatically exercised or the calculation of the Cash Settlement Amount, if any; and
♦	if you owned a short position in the Index Constituent Stocks you could receive certain interest payments (the short interest rebate) from the entity that lends you the Index Constituent Stocks for your short sale.

There can be no assurance that the investment view implicit in the Warrants will be successful.

It is impossible to predict whether and the extent to which the level of the Index will rise or fall. There can be no assurance that the Index Ending Level will be less than the Index Starting Level by more than 5.00%. There can also be no assurance that the Index Ending Level will be less than the Index Starting Level by 7.74% or more and, consequently, whether the

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decline of the Index Ending Level relative to the Index Starting Level will result in a positive return on your Initial Investment. The level of the Index will be influenced by complex and interrelated political, economic, financial and other factors that affect the Index Constituent Stock Issuers. You should be willing to accept the risks associated with the relevant markets tracked by the Index and the Index Constituent Stocks, and the risk of losing a significant portion or all of your Initial Investment.

You will not receive interest payments on the Warrants.

UBS will not pay any interest with respect to the Warrants.

Any payment on the Warrants is subject to the creditworthiness of UBS.

The Warrants are unsubordinated, unsecured contractual obligations of UBS, will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Warrants, including any repayment of your Initial Investment, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Warrants and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Warrants and you could lose all of your Initial Investment.

The Calculation Agent can postpone any Averaging Date, including the Expiration Date (and thus the Cash Settlement Payment Date) upon the occurrence of a Market Disruption Event.

The Calculation Agent will determine the Index Ending Level based upon the arithmetic average of the Closing Level of the Index on each Averaging Date. Any Averaging Date, including the Expiration Date, may be postponed (and thus the determination of the Index Ending Level may be postponed) if the Calculation Agent determines that on an Averaging Date, a Market Disruption Event has occurred or is continuing with respect to the Index. In this event, the affected Averaging Date will be postponed to the first succeeding Valid Date, which is a Trading Day on which a Market Disruption Event has not occurred or is continuing and is not otherwise scheduled to be an Averaging Date. If the first succeeding Valid Date has not occurred as of the close of trading on the eighth Trading Day immediately following the originally-scheduled Averaging Date, regardless of whether a Market Disruption Event has occurred or is continuing with respect to the Index, (1) that eighth Trading Day shall be deemed to be the affected Averaging Date, and (2) the Calculation Agent shall estimate the Closing Level that would have prevailed in the absence of the Market Disruption Event. If the Calculation Agent postpones the determination of the Closing Level on any Averaging Date, and therefore the Index Ending Level and the Expiration Date, the Calculation Agent will also adjust the Cash Settlement Payment Date to ensure the number of Business Days between the latest postponed Averaging Date and the Cash Settlement Payment Date remain the same.

Notwithstanding the occurrence of a Market Disruption Event, the Calculation Agent may waive its right to postpone an Averaging Date if it determines that one or more Market Disruption Events has not and is not likely to materially impair its ability to determine the Closing Level of the Index on such date. For additional information, see “General Terms of the Warrants — Market Disruption Events” herein.

RISKS RELATED TO LIQUIDITY AND SECONDARY MARKET ISSUES

There may not be an active trading market in the Warrants—Sales in the secondary market may result in significant losses.

You should be willing to hold your Warrants until the Expiration Date. There may be little or no secondary market for the Warrants. The Warrants will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Warrants and may stop making such market at any time. Furthermore, there can be no assurance that a secondary market for the Warrants will develop.

Furthermore, even if there is a secondary market for the Warrants, there may be times when Warrant prices will not maintain their customary or anticipated relationships to the Index and the Index Constituent Stocks. Changes in volatility, or other factors or conditions might adversely affect the liquidity, efficiency, continuity or even the orderliness of any secondary market for the Warrants. Unusual events including, but not limited to, Market Disruption Events, computer malfunction, fire or natural disaster or even extraordinary trading volume, may affect normal market operations. If trading is halted or suspended in one or more of the exchanges for Index Constituent Stocks (or listed options thereof or on the Index), any secondary market making of the Warrants may also be halted.

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If you sell your Warrants prior to the Expiration Date, you may have to do so at a substantial discount from the Premium, and as a result, you may suffer substantial losses, even in cases where the level of the Index has declined favorably to you since the Trade Date. The potential returns described herein are possible only in the case that you hold your Warrants until the Expiration Date.

The market value of the Warrants may be influenced by unpredictable factors.

The market value of your Warrants may fluctuate between the date you purchase them and the Expiration Date, when the Calculation Agent will determine your Cash Settlement Amount. Several factors, many of which are beyond our control, will influence the market value of the Warrants. We expect that generally the level of the Index on any day will affect the market value of the Warrants more than any other single factor. Other factors that may influence the market value of the Warrants include:

♦	the time remaining to the Expiration Date of the Warrants;
♦	the level of the Index relative to the Strike Level of the Warrant;
♦	the then-current Index Change relative to the Spread Cap Percentage;
♦	the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index over the term of the Warrants);
♦	the composition of the Index and changes to the Index Constituent Stocks;
♦	the market prices of the Index Constituent Stocks;
♦	the dividend rate paid on the Index Constituent Stocks (while not paid by holders of the Warrants, dividend payments on any Index Constituent Stock may influence the level of the Index and therefore affect the market value of the Warrants);
♦	interest rates in the U.S. market and each market related to the Index;
♦	supply and demand for the Warrants, including inventory positions with UBS Securities LLC or any other market-maker;
♦	the creditworthiness of UBS; and
♦	geopolitical, economic, financial, political, regulatory, judicial, force majeure or other events that affect the level of the Index and equity markets generally.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Warrants may offset or enhance the effect of another factor.

The inclusion of the underwriting discount and compensation in the Premium is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Warrants in secondary market transactions will likely be lower than the Premium, because the Premium includes, and secondary market prices are likely to exclude, the underwriting discount, hedging costs, issuance costs and projected profits. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

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The price at which UBS Securities LLC and its affiliates may offer to buy the Warrants in the secondary market (if any) may be greater than UBS’ valuation of the Warrants at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements.

For a limited period of time following the issuance of the Warrants, UBS Securities LLC or its affiliates may offer to buy or sell such Warrants at a price that exceeds (i) our valuation of the Warrants at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Warrants following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight-line basis over a period ending no later than the period specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)”. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Warrants, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of financial products of UBS such as the Warrants. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Warrants and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of options or Warrants. UBS Securities LLC reflects this temporary positive differential on its customer account statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

RISKS RELATED TO GENERAL CHARACTERISTICS OF THE INDEX

UBS and its affiliates have no affiliation with the Index Sponsor and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor (except for licensing arrangements discussed herein) and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the Closing Level of the Index on any Averaging Date, the market value of the Warrants and the Cash Settlement Amount. In this event, the Calculation Agent may designate a successor Index. If the Calculation Agent determines that no successor Index comparable to the Index exists, any payment you receive on the Cash Settlement Payment Date will be determined by the Calculation Agent, as described further herein under “General Terms of the Warrants — Market Disruption Events”, “— Role of Calculation Agent” and “— Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation” in this prospectus supplement. The Index Sponsor is not involved in the offer of the Warrants in any way and has no obligation to consider your interests as an owner of the Warrants in taking any actions that might affect the market value of, and any amounts payable on, your Warrants.

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Index Sponsor or the Index. You, as an investor in the Warrants, should make your own independent investigation into the Index Sponsor and the Index for your Warrants.

Changes that affect the Index will affect the market value of your Warrants and the Cash Settlement Amount.

The policies of the Index Sponsor concerning the calculation of the Index, additions, deletions or substitutions of the Index Constituent Stocks and the manner in which changes affecting the Index Constituent Stocks or the Index Constituent Stock Issuers (such as stock dividends, reorganizations or mergers) are reflected in the Index, could affect the level of the Index and, therefore, could affect the Closing Level on any Averaging Date, the Cash Settlement Amount and the market value of your Warrants prior to the Expiration Date. The level of the Index, the Cash Settlement Amount and the market value of the Warrants could also be affected if the Index Sponsor changes these policies, for example by changing the manner in which it calculates the Index, or if the Index Sponsor discontinues or suspends calculation or publication of the Index. If events such as these occur, or if the Closing Level of the Index on any Averaging Date is not available because of a Market Disruption Event or for any other reason, and no successor Index is selected, the Calculation Agent, which initially will be UBS Securities LLC, an affiliate of UBS, may determine the Closing Level and/or Index Ending Level and, therefore, the Cash Settlement Amount, in a manner it considers appropriate.

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Historical performance of the Index should not be taken as an indication of the future performance of the Index during the term of the Warrants.

The market prices of the Index Constituent Stocks will determine the level of the Index. The historical performance of the Index should not be taken as an indication of the future performance of the Index. As a result, it is impossible to predict whether the level of the Index will rise or fall. Market prices of the Index Constituent Stocks will be influenced by complex and interrelated political, economic, financial, judicial, force majeure and other factors that can affect their market prices.

The Index reflects price return, not total return.

The return on your Warrants is based on the performance of the Index, which reflects the changes in the market prices of the Index Constituent Stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the Index Constituent Stocks. The return on your Warrants will not include such a total return feature or dividend component.

HEDGING ACTIVITIES AND CONFLICTS OF INTEREST

Trading and other transactions by UBS or its affiliates in the Index Constituent Stocks, futures, options, exchange-traded funds or other derivative products on such Index Constituent Stocks or the Index may impair the market value of the Warrants.

As described below under the section “Use of Proceeds and Hedging”, UBS or its affiliates may hedge their obligations under the Warrants by selling and purchasing the Index Constituent Stocks, futures or options on the Index Constituent Stocks or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the Index, and they may adjust these hedges by, among other things, purchasing or selling these instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market prices of such Index Constituent Stocks and/or the level of the Index and, therefore, the Cash Settlement Amount, if any, and the market value of the Warrants. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Warrants declines. No holder of the Warrants will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UBS or its affiliates may also engage in trading in the Index Constituent Stocks and other investments relating to the Index Constituent Stocks or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of the Index Constituent Stocks and the level of the Index and, therefore, the Cash Settlement Amount, if any, and the market value of the Warrants. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any Index Constituent Stocks or the Index. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of, and your return on, the Warrants.

UBS Securities LLC and other affiliates of UBS intend, but are not required, to make a secondary market in the Warrants. As market makers, trading of the Warrants may cause UBS Securities LLC or other affiliates of UBS, as well as other third parties, to be long or short the Warrants in their inventory. The supply and demand for the Warrants, including inventory positions of market makers, may affect the secondary market price for the Warrants.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index or the Index Constituent Stocks that are not for the account of holders of the Warrants or on their behalf. These trading activities may present a conflict between the holders’ interest in the Warrants and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Warrants.

UBS and its affiliates may, at present or in the future, engage in business with the Index Constituent Stock Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Warrants as beneficial owners of the Warrants. Any of these activities by UBS, UBS Securities LLC or any other affiliate may affect the market prices of the Index Constituent Stocks and the level of the Index and, therefore, the Cash Settlement Amount, if any, and the market value of the Warrants.

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We and our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the Warrants and may do so in the future. Any such research, opinions or recommendations could affect the level of the Index or the market value of, and the return on, the Warrants.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Warrants, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Warrants. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in your Warrants. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Warrants and the Index.

There are potential conflicts of interest between you and the Calculation Agent.

Our affiliate, UBS Securities LLC, will serve as the Calculation Agent. UBS Securities LLC will, among other things, decide the Cash Settlement Amount, if any, due on the Cash Settlement Payment Date. We may change the Calculation Agent after the Settlement Date of the Warrants without notice. For a fuller description of the Calculation Agent’s role, see “General Terms of the Warrants — Role of Calculation Agent”. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting the Index Constituent Stocks or the Index has occurred or is continuing on the Expiration Date. This determination may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind hedge positions. See “Use of Proceeds and Hedging”. Since this determination by the Calculation Agent may affect the Cash Settlement Amount, if any, the Calculation Agent may have a conflict of interest if it needs to make any such decision. Furthermore, as UBS determines the economic terms of the Warrants, including the Premium, Strike Level and Spread Cap Percentage and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Warrants represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Additionally, given that UBS Securities LLC and its affiliates temporarily maintain a market making Premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Warrants in the secondary market.

The Warrants are not bank deposits.

An investment in the Warrants carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Warrants have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Warrants and/or the ability of UBS to make payments thereunder.

The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Warrants) to another entity, (b) a stay (for a maximum of two Business Days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Warrants, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Warrants. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Warrants) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been

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fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Warrants will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Warrants. Consequently, holders of Warrants may lose all of some of their investment in the Warrants. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Warrants or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

RISKS RELATED TO TAXATION ISSUES

Significant aspects of the tax treatment of the Warrants are uncertain.

Significant aspects of the tax treatment of the Warrants are uncertain. We do not plan to request a ruling from the U.S. Internal Revenue Service (“IRS”) regarding the tax treatment of the Warrants, and the IRS or a court may not agree with the tax treatment described in this prospectus supplement. You are urged to read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and consult your tax advisor about your tax situation.

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Description of the Index

We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (the “Index Sponsor” or “S&P Dow Jones”).

SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to the Warrants.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Eleven main groups of companies comprise SPX, with the percentage weight of each group in the Index as a whole as of July 31, 2019 as follows: Information Technology (21.8%); Health Care (13.8%); Financials (13.2%); Communication Services (10.5%); Consumer Discretionary (10.2%); Industrials (9.3%); Consumer Staples (7.3%); Energy (4.9%); Utilities (3.3%); Real Estate (3.1%); and Materials (2.7%). As of September 28, 2018, the Index Sponsor and MSCI Inc. broadened the existing Telecommunication Services Sector and renamed it Communication Services. The renamed Sector includes the existing telecommunication companies, as well as companies selected from the Consumer Discretionary Sector previously classified under the Media Industry Group and the Internet & Direct Marketing Retail Sub-Industry, along with select companies previously classified in the Information Technology Sector. These changes were effective for SPX as of the open of business on September 24, 2018 to coincide with the September 2018 quarterly rebalancing. As of February 20, 2019, company additions to SPX should have an unadjusted company market capitalization of $8.2 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $6.1 billion or more) and a security-level float-adjusted market capitalization of $4.1 billion or more.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to SPX.

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Historical Closing Levels of the Index

The Closing Level of the Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the Closing Level of the Index during any period shown below is not an indication that the Index is more or less likely to increase or decrease at any time during the life of your Warrants.

The graph below illustrates the performance of the Index from January 1, 2009 through August 16, 2019, based on information reported by Bloomberg Professional® service (“Bloomberg”). The Closing Level of the Index on August 16, 2019 was 2,888.68. The green dotted line represents the Strike Level of 2,744.25, the blue dotted line represents the breakeven level of 2,665.10 and the red dotted line represents the Index level at which the Spread Cap Percentage caps the Cash Settlement Amount of 2,310.94, which are equal to 95.00%, 92.26% and 80.00%, respectively, of the Index Starting Level. Past performance of the Index is not indicative of the future performance of the Index.

Strike Level
(95.00% of the Index Starting Level)
Breakeven Level
(92.26% of the Index Starting Level)
Level at which Spread Cap Percentage
begins to cap Cash Settlement Amount
(80.00% of the Index Starting Level)
3500
3000
2500
2000
1500
1000
500
0
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019

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General Terms of the Warrants

The following is a summary of the general terms of the Warrants. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere herein and in the accompanying prospectus. In this section, references to “holders” mean those who own the Warrants registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Warrants registered in street name or in the Warrants issued in book-entry form through the Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Warrants should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Warrants are part of a series that we may issue, from time to time, under the warrant indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Warrants. Terms that apply generally to all Warrants are described in “Description of Warrants We May Offer” in the accompanying prospectus. The terms described herein (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the Premium and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Warrants. If you have purchased the Warrants in a market-making transaction after the initial sale, information about the Premium and date of sale to you will be provided in a separate confirmation of sale. We describe the terms of the Warrants in more detail below.

Currency

Amounts that become due and payable on your Warrants will be payable in U.S. dollars.

Coupon

We will not pay you interest during the term of the Warrants.

Denominations

The Warrants are unsubordinated, unsecured contractual obligations of UBS, with a Premium of $27.40 per Warrant, and a minimum purchase of 365 Warrants (for a total minimum Premium of $10,001.00).

Exercise of Warrants; Worthless Expiration

The Warrants are European-style and will be automatically exercised on the Expiration Date only if the Index Ending Level has declined by more than 5.00% relative to the Index Starting Level. If the Index Ending Level is equal to or greater than the Strike Level, the Warrants will not be exercised and will expire worthless, causing you to lose all of your Initial Investment in the Warrants. Furthermore, even if the Index Ending Level does decline by more than 5.00%, you will receive a leveraged gain or incur a leveraged loss on your investment depending on whether the decrease is greater or less than 7.74% from the Index Starting Level. Neither you nor we can exercise the Warrants at any time prior to the Expiration Date.

♦	Automatic Exercise: If the Index Ending Level declines by more than 5.00% relative to the Index Starting Level, the Warrants will be automatically exercised, and for each Warrant, UBS will pay the Cash Settlement Amount on the Cash Settlement Payment Date, calculated as follows:
Cash Settlement Amount = Notional Amount × the lesser of (i) the Index Change and (ii) the Spread Cap Percentage

In this scenario, you will not benefit from any decline in the Index Ending Level of more than 20.00% relative to the Index Starting Level.

♦	Expire Worthless if Out-of-the Money: If the Index Ending Level increases, remains flat or declines by up to 5.00% relative to the Index Starting Level, the Warrants will expire worthless on the Expiration Date and you will lose all of your Initial Investment in the Warrants.

In this scenario, you will lose all of your Initial Investment and will not receive any cash payment upon expiration.

Investing in the Warrants involves significant risks. The Warrants are issued “out-of-the money,” meaning that the Index Ending Level must decline by more than 5.00% relative to the Index Starting Level or the Warrants will expire worthless and you will lose all of your Initial Investment in the Warrants. Even if the Index Ending Level does decline by more than 5.00%, if the decline is less than 7.74% from the Index Starting Level, you will lose a significant portion of your Initial Investment in the Warrants. Further, the Warrants are put spread Warrants and are subject to the Spread Cap Percentage of 15.00%, meaning that the Cash Settlement Amount

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is capped at $150.00 per Warrant and that, as a result, you will not benefit from any decline of the Index Ending Level in excess of 20.00% relative to the Index Starting Level. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless and that you will lose all of your Initial Investment in the Warrants. Any payment on the Warrants is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your Initial Investment. See “Risk Factors” beginning on page S-11 for risks related to an investment in the Warrants.

Payment to holders of the Warrants — Cash Settlement Amount

The Warrants are cash-settled European-style put spread warrants linked to the performance of the Index, meaning that the economic return a holder of the Warrants receives is a function of the extent to which the level of the Index decreases from the Index Starting Level to the Index Ending Level. The Warrants are issued “out-of-the money,” meaning that the Index Ending Level must decline by more than 5.00% relative to the Index Starting Level or the Warrants will expire worthless and you will lose all of your Initial Investment in the Warrants. As described above, the Warrants will be automatically exercised or expire worthless on the Expiration Date. If the Warrants are automatically exercised, the Cash Settlement Amount you receive on the Cash Settlement Payment Date will be based only on the Index Ending Level relative to the Index Starting Level and whether or not the Index Change is greater than the Spread Cap Percentage.

The “Premium” or “Initial Investment” is $27.40 per Warrant representing 2.74% of the Notional Amount per Warrant.

The “Notional Amount” is $1,000.00 per Warrant.

The “Index Change” is the quotient, expressed as a percentage, of (i) the Strike Level minus the Index Ending Level divided by (ii) the Index Starting Level. The Index Change may be positive or negative and is calculated as follows:

Index Change =	Strike Level – Index Ending Level
Index Starting Level

The “Spread Cap Percentage” equals 15.00%.

The “Strike Level” is 2,744.25, which is equal to 95.00% of the Index Starting Level, as determined by the Calculation Agent.

The “Index Starting Level” is 2,888.68, which is equal to the Closing Level of the Index on the Trade Date, as determined by the Calculation Agent.

The “Index Ending Level” will be equal to the arithmetic average of the Closing Level of the Index each of the Averaging Dates, as determined by the Calculation Agent.

The “Trade Date” is August 16, 2019.

The “Settlement Date” is August 21, 2019, as described further under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein.

The “Averaging Dates” are February 10, 2020, February 11, 2020, February 12, 2020, February 13, 2020 and February 14, 2020, or if any such day is not a Trading Day, the next following Valid Date, subject to postponement in the event of a Market Disruption Event as described further under “General Terms of the Warrants — Market Disruption Events”. We also refer to February 14, 2020 as the “Expiration Date”.

The “Cash Settlement Payment Date” is February 20, 2020, or if such day is not a Business Day, the next following Business Day, subject to postponement in the event of a Market Disruption Event as described under “General Terms of the Warrants — Market Disruption Events”. If the Expiration Date is postponed, the Cash Settlement Payment Date will also be postponed to maintain the same number of Business Days between the postponed Expiration Date and the Cash Settlement Payment Date that existed prior to the postponement of the Expiration Date.

The “Cash Settlement Amount” per Warrant is an amount in cash equal to the Notional Amount per Warrant multiplied by the lesser of (i) the Index Change and (ii) the Spread Cap Percentage. Expressed as a formula.

Cash Settlement Amount = Notional Amount × the lesser of (i) the Index Change and (ii) the Spread Cap Percentage

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You are only entitled to receive the Cash Settlement Amount if the Index Ending Level is less than the Strike Level.

Closing Level

The “Closing Level” of the Index on any Trading Day means (i) the Closing Level of the Index or (ii) if the Index is unavailable, any successor Index or alternative calculation of the Index, in either case as published following the regular official weekday close of the principal trading session of the primary exchange for the Index Constituent Stocks of the Index, as determined by the Calculation Agent.

Market Disruption Events

The Calculation Agent will determine the Index Ending Level based upon the arithmetic average of the Closing Level of the Index on each Averaging Date. Each Averaging Date, including the Expiration Date, may be postponed (and thus the determination of the Index Ending Level may be postponed) if the Calculation Agent determines that on any Averaging Date, a Market Disruption Event has occurred or is continuing with respect to the Index. In such an event, the affected Averaging Date will be postponed to the first succeeding Valid Date.

If the first succeeding Valid Date has not occurred as of the close of trading on the eighth Trading Day immediately following the originally-scheduled Averaging Date, regardless of whether a Market Disruption Event has occurred or is continuing with respect to the Index, (1) that eighth Trading Day shall be deemed to be the affected Averaging Date and (2) the Calculation Agent shall determine the Closing Level on such date. In such an event, the Calculation Agent will estimate the Closing Level that would have prevailed in the absence of the Market Disruption Event. The Calculation Agent will also postpone the Cash Settlement Payment Date to ensure the number of Business Days between the latest postponed Averaging Date and the Cash Settlement Payment Date remain the same.

A “Valid Date” is a Trading Day on which no Market Disruption Event occurs or is continuing and that is not otherwise scheduled to be an Averaging Date.

Notwithstanding the occurrence of one or more of the events below, which may, as determined by the Calculation Agent, constitute a Market Disruption Event, the Calculation Agent may waive its right to postpone an Averaging Date if it determines that one or more of the events described below has not and is not likely to materially impair its ability to determine the Closing Level of the Index on the affected date.

Any of the following will be a Market Disruption Event with respect to the Index related to the Warrants, in each case as determined by the Calculation Agent:

♦	a suspension, absence or material limitation of trading in a material number of Index Constituent Stocks, for more than two hours of trading or during the one hour before the close of trading in the applicable market or markets for such Index Constituent Stocks;
♦	a suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituent Stocks in the primary market or markets for those contracts;
♦	any event that disrupts or impairs the ability of market participants in general (i) to effect transactions in, or obtain market values for a material number of Index Constituent Stocks or (ii) to effect transactions in, or obtain market values for, futures or options contracts relating to the Index or a material number of Index Constituent Stocks in the primary market or markets for those options or contracts;
♦	the Index is not published; or
♦	in any other event, if the Calculation Agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Warrants that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) effect trading in the Index Constituent Stocks and instruments linked to the Index generally.

The following events will not be Market Disruption Events with respect to the Index:

♦	a limitation on the hours or numbers of days of trading on trading in options or futures contracts relating to such Index or to a material number of Index Constituent Stocks in the primary market or markets for those contracts, but only if the limitation results from an announced change in the regular business hours of the applicable market or markets; and

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♦	a decision to permanently discontinue trading in the option or futures contracts relating to an Index, in any Index Constituent Stocks or in any option or futures contracts related to such Index Constituent Stocks.

For this purpose, an “absence of trading” in those options or futures contracts will not include any time when that market is itself closed for trading under ordinary circumstances.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

If the Index Sponsor discontinues publication of the Index and the Index Sponsor or any other person or entity publishes a substitute Index that the Calculation Agent determines is comparable to that Index and approves the substitute Index as a successor Index, then the Calculation Agent will determine the Closing Level of the Index, Index Change, Index Starting Level, Index Ending Level, Strike Level and/or any other relevant term, as applicable, and the Cash Settlement Amount by reference to such successor Index. To the extent necessary, the Calculation Agent will adjust those terms to ensure cross-comparability of the discontinued and successor Index.

If the Calculation Agent determines that the publication of the Index is discontinued and that there is no successor Index on any date when the level of such Index is required to be determined, the Calculation Agent will instead make the necessary determination by reference to a group of stocks or another index or indices, as applicable, and will apply a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent determines that any Index Constituent Stocks or the method of calculating the Index have been changed at any time in any respect that causes the level of the Index not to fairly represent the level of the Index had such changes not been made or that otherwise affects the calculation of the Closing Level of the Index, Index Change, Index Starting Level, Index Ending Level or the Cash Settlement Amount, then the Calculation Agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the Index Change used to determine the Cash Settlement Amount is equitable. Examples of any such changes that may cause the Calculation Agent to make the foregoing adjustment include, but are not limited to, additions, deletions or substitutions and any reweighting or rebalancing of the Index Constituent Stocks, changes made by the Index Sponsor under its existing policies or following a modification of those policies, changes due to the publication of a successor Index, changes due to events affecting one or more of the Index Constituent Stocks or their issuers or any other Index Constituent Stocks, as applicable, or changes due to any other reason. All determinations and adjustments to be made with respect to any term of the Warrants, including the Closing Level of the Index, Index Change, Index Starting Level, Index Ending Level and the Cash Settlement Amount or otherwise relating to the level of the Index, will be made by the Calculation Agent.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the Calculation Agent. We may change the Calculation Agent after the Settlement Date of your Warrants without notice. The Calculation Agent will make all determinations regarding the Cash Settlement Amount of your Warrants, Market Disruption Events, Business Days, Trading Days, the Expiration Date, the Index Starting Level, the Index Ending Level and any amount payable in respect of your Warrants, in its sole discretion. All determinations of the Calculation Agent, absent manifest error, will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery pursuant to the Warrants on the Cash Settlement Payment Date will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Warrants are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depository.

Business Day

When we refer to a Business Day with respect to your Warrants, we mean any day that is a Business Day of the kind described in “Description of Warrants We May Offer — Payment When Offices are Closed” in the accompanying prospectus. Any payment to be made on a day that is not a Business Day will be made on the next following Business Day without any adjustment to amounts payable.

Trading Day

A “Trading Day” is a day on which trading is scheduled to be generally conducted on the primary exchange(s) or market(s) on which the Index Constituent Stocks are listed or admitted for trading, as determined by the Calculation Agent.

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Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Warrants for our operations and other general corporate purposes as described in the accompanying prospectus under “Use of Proceeds.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Warrants as described below.

In anticipation of the sale of the Warrants, we and/or our affiliates expect to enter into hedging transactions involving purchases and sales of securities included in or linked to the Index and/or listed and/or over-the-counter options, futures, exchange-traded funds or other instruments on the Index Constituent Stocks or the Index prior to, on, and/or after the Trade Date. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. Consequently with regard to your Warrants, from time to time, we and/or our affiliates may:

♦	acquire or dispose of long or short positions of Index Constituent Stocks and/or other securities of the Index Constituent Stock Issuers;
♦	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the price of the above instruments;
♦	acquire or dispose of long or short positions in listed or over-the-counter options, futures or exchange-traded funds or other instruments based on the level of other similar market indices or stocks; or
♦	any combination of the above three.

We and/or our affiliates may acquire a long or short position in securities similar to the Warrants from time to time and may, in our or their sole discretion, hold or resell those securities.

We and/or our affiliates may close out our or their hedge position relating to the Warrants on or before the Expiration Date. That step may involve sales or purchases of the instruments described above. No holder of the Warrants will have any rights or interest in our hedging activity or any positions we or our affiliates may take in connection with any hedging activity.

The hedging activity discussed above may adversely affect the market value of your Warrants from time to time and the Cash Settlement Amount for your Warrants. See “Risk Factors” beginning on page S-11 of this prospectus supplement for a discussion of these adverse effects.

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Material U.S. Federal Income Tax Consequences

The following is a general description of certain material U.S. federal tax considerations relating to the Warrants. It does not purport to be a complete analysis of all tax considerations relating to the Warrants and we urge you to consult your tax advisor regarding the tax consequences of an investment in the Warrants in light of your particular situation. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the IRS has been sought as to the U.S. federal income tax consequences of your investment in the Warrants, and the following discussion is not binding on the IRS. This discussion replaces the U.S. federal income tax discussion in the accompanying prospectus.

This discussion applies to you only if you acquire Warrants in the offering and you hold your Warrants as capital assets within the meaning of Section 1221 of the Code for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

♦	a dealer in securities or currencies,
♦	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
♦	a financial institution or bank,
♦	a regulated investment company or a real estate investment trust,
♦	a life insurance company,
♦	a tax-exempt organization including an “individual retirement account” or “Roth IRA”, as defined in Section 408 or 408A of the Code, respectively,
♦	a person that owns Warrants as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or who enters into a “constructive sale” with respect to the Warrants or a “wash sale” with respect to the Warrants or the Index or the Index Constituent Stocks, or
♦	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Except as otherwise noted under “Non-U.S. Holders” below, this discussion is only applicable to you if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Warrant and you are: (i) a citizen or resident of the U.S., (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

If a partnership holds the Warrants, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Warrants should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Warrants.

U.S. Tax Treatment of Warrants. Pursuant to the terms of the Warrants, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Warrants as prepaid derivative contracts (including, potentially, as options) for U.S. federal income tax purposes. If your Warrants are so treated, you should recognize gain or loss upon the taxable disposition of your Warrants in an amount equal to the difference between the amount that you realize and your tax basis in your Warrants. Such gain or loss should be short-term capital gain or loss. In general, your tax basis in a Warrant should be equal to the amount you paid to acquire the Warrant. The deductibility of capital losses is subject to limitations. Prior to the taxable disposition of your Warrants, you should generally not recognize any taxable income, gain or loss in respect of your Warrants.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that the Warrants should be treated in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Warrants, it is possible that your Warrants could be treated alternatively pursuant to some other characterization, such that the timing and character of your income from the Warrants could differ materially and adversely from the treatment described above.

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IRS Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Warrants. According to Notice 2008-2, the IRS has announced that it and the Treasury are considering whether holders of prepaid forward or certain other financial contracts should be required to accrue income during the term of the transaction, even if such contracts are not otherwise treated as indebtedness for U.S. federal income tax purposes and solicited comments with respect to the appropriate methodology, scope and other tax issues associated with such transactions, including appropriate transition and effective dates. Although Notice 2008-2 would not, by its terms, apply to contracts that are treated as prepaid derivative contracts (including options) for U.S. income tax purposes, it is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any, and future legislation or IRS guidance could change current law treatment of such prepaid derivative contracts, perhaps retroactively. In the event that any such treatment is adopted, a U.S. holder may be required to accrue ordinary income over the term of the Warrants.

Possible Alternative Tax Treatments of an Investment in Warrant. Due to the absence of authorities that directly address the proper tax treatment of the Warrants, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment of the Warrants described above. If the IRS were successful in asserting an alternative treatment of the Warrants, the timing and character of income on your Warrants could differ materially and adversely from our description herein. For example, the IRS might treat the Warrants as debt instruments issued by us, in which event the taxation of the Warrants would be governed by certain Treasury regulations relating to the taxation of contingent payment debt instruments. In such event, regardless of whether you are an accrual method or cash method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on the Warrants at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the Warrants, in each year that you hold the Warrants (even though you will not receive any cash with respect to the Warrants during the term of the Warrants) and any gain recognized at expiration or upon sale or other disposition of the Warrants would generally be treated as ordinary income.

Additionally if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS. Alternatively, it is possible that the IRS might assert that the Warrants represent separate prepaid derivative contracts (including, potentially, options) on the Index Constituent Stocks or an ownership interest in such Index Constituent Stocks, in which case you might be required to recognize gain or loss on any rebalancing of the Index.

Other alternative U.S. federal income tax characterizations of the Warrants might also require you to include amounts in income during the term of the Warrants, without regard to how long you held the Warrants (including possible mark to market treatment or accrual of ordinary income over the term of the Warrants). Accordingly, you should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Warrants.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Warrants, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders may be subject to reporting obligations with respect to their Warrants if they do not hold their Warrants in an account maintained by a financial institution and the aggregate value of their Warrants and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds certain applicable thresholds. Significant penalties can apply if a U.S. holder is required to disclose its Warrants and fails to do so.

Backup Withholding and Information Reporting. The proceeds received from a sale, exchange or maturity of the Warrants will be subject to information reporting unless you are an “exempt recipient” (such as a U.S. corporation) and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed and fully completed applicable IRS Form W-8, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. This section applies only if you are a non-U.S. holder. For these purposes, you are a non-U.S. holder if you are the beneficial owner of the Warrants and are, for U.S. federal income tax purposes, a non-resident alien individual, a foreign corporation, or an estate or trust that, in either case, is not subject to U.S. federal income tax on a net income basis on income or gain from the Warrants.

If you are a non-U.S. holder, subject to FATCA (as discussed below), you should generally not be subject to U.S. withholding tax with respect to payments on your Warrants or to generally applicable information reporting and backup withholding requirements upon the sale of your Warrants if you comply with certain certification and identification requirements as to

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your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8).

Subject to Section 897 of the Code, discussed below, gain realized on the taxable disposition of the Warrants by a non-U.S. holder should not be subject to U.S. federal income tax, unless:

♦	the gain with respect to the Warrants is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S.,
♦	the non-U.S. holder is a nonresident alien individual who holds the Warrants as a capital asset and is present in the U.S. for more than 182 days in the taxable year of the sale and certain other conditions are satisfied, or
♦	the non-U.S. holder has certain other present or former connections with the U.S.

If the gain realized on the taxable disposition of the Warrants by the non-U.S. holder is described in any of the three preceding bullet points, the non-U.S. Holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

Section 897. We will not attempt to ascertain whether any Index Constituent Stock Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Warrants should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any Index Constituent Stock Issuer and the Warrants were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Warrant upon a taxable disposition of the Warrant to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any Index Constituent Stock Issuer as a USRPHC or the Warrants as USRPI.

Section 871(m). Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime that meet certain requirements set forth in the applicable Treasury regulations. Furthermore, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Warrants with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Warrants. You should consult your tax advisor regarding the potential application of Section 871(m) to the Warrants.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Warrants through a foreign entity) under the FATCA rules.

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Proposed Legislation. In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Warrants purchased after the bill was enacted to accrue interest income over the term of the Warrants despite the fact that there will be no interest payments over the entire term of the Warrants.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Warrants to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Warrants. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Warrants.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Warrants (including possible alternative treatments and the issues presented by the IRS Notice 2008-2), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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ERISA Considerations

We, UBS Securities LLC and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Code) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Warrants by a Plan with respect to which UBS Securities LLC or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Warrants by a Plan with respect to which UBS Securities LLC or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Warrants. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Warrants, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Warrants is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption and that the purchase, holding and, if applicable, subsequent disposition of the Warrants will not constitute or result in a non-exempt prohibited transaction. In addition, any such Plan also will be deemed to have represented that none of us, UBS Securities LLC or any of our other affiliates is a fiduciary in connection with the acquisition, holding or disposition of the Warrants, or as a result of the exercise by us or any of our affiliates of any rights in connection with the Warrants.

Any person proposing to acquire any Warrants on behalf of a Plan should consult with counsel regarding the applicability of ERISA and Section 4975 of the Code thereto, including but not limited to the prohibited transaction rules and the applicable exemptions.

The discussion above supplements the discussion under “Benefit Plan Investor Considerations” in the accompanying prospectus.

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

UBS has agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase from UBS, the aggregate Premium amount of the Warrants indicated on the cover hereof. UBS Securities LLC has agreed to resell all of the Warrants to J.P. Morgan Securities LLC and its affiliates (the “Placement Agents”) at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof. The Placement Agents have agreed to resell the offered Warrants at the issue price to the public, provided that certain fiduciary accounts will pay a Premium of $25.80 per $1,000 Notional Amount of Warrants and the Placement Agents, with respect to such sales, will forgo any fees. The Warrants will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part.

UBS may use this prospectus supplement, the index supplement and the accompanying prospectus in the initial sale of any Warrants. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this prospectus supplement, the index supplement and the accompanying prospectus in a market-making transaction for any Warrants after its initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement, the index supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement, the index supplement and the accompanying prospectus are being used in a market-making transaction.

We expect to deliver the Warrants against payment for the Warrants on the third Business Day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two Business Days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Warrants in the secondary market on any date prior to two Business Days before delivery of the Warrants will be required, by virtue of the fact that each Warrant initially will settle in three Business Days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Warrants, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, this offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Warrants in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the accountholder.

UBS Securities LLC and its affiliates may offer to buy or sell the Warrants in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Warrants at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Warrants immediately after the Trade Date in the secondary market is expected to exceed the value of the Warrants as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight-line basis over a period ending no later than 6 months after the Trade Date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Warrants and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Warrants, see “Risk Factors — Risks Related to Liquidity and Secondary Market Issues” herein.

Prohibition of Sales to EEA Retail Investors — The Warrants are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Warrants or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Warrants or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Validity of the Warrants

The validity of the Warrants will be passed upon for UBS AG by Cadwalader, Wickersham & Taft LLP as to matters of New York law and by Homburger AG as to matters of Swiss law.

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